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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                   FORM 15


  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number   0-31235
                                                                --------------


                          CONX CAPITAL CORPORATION
  ----------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


          502 N. Division Street, Carson City, NV  89703  (702)886-0713
  ----------------------------------------------------------------------------
   (Address, including zip code and telephone number, including area code of registrant's principal exectutive offices)


                              Common Stock
  ----------------------------------------------------------------------------
            (Title of each class of securites covered by this Form)


                                  None
  ----------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)  X            Rule 12h-3(b)(1)(i)
                                  ---
              Rule 12g-4(a)(1)(ii)              Rule 12h-3(b)(1)(ii)
              Rule 12g-4(a)(2)(i)               Rule 12h-3(b)(2)(i)
              Rule 12g-4(a)(2)(ii)              Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6



      Approximate  number  of  holders  of  record as of the certification or
   notice date:      7
               --------------------------------------------------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934 CONX Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date:  5/17/05         By:   /s/ Todd W. Tiefel    Chief Financial Officer
        -----------           -----------------------------------------------


   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




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